Exhibit 5.01


                             Gregory L. Hrncir, Esq.
                                 4147 Sumac Dr.
                             Sherman Oaks, CA 91403


March 4, 2005

Gaming & Entertainment Group, Inc.
6757 Spencer St.
Las Vegas, NV 89119

RE:  GAMING & ENTERTAINMENT GROUP, INC.;
     REGISTRATION STATEMENT ON FORM S-3 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

The undersigned serves as counsel to Gaming & Entertainment Group, Inc., a Utah corporation (the "Company"), and is rendering his opinion in connection with the registration by the Company of 5,051,144 shares of the Company's common stock, $0.001 par value ("Common Stock"), on behalf of certain selling stockholders (the "Selling Stockholder Shares") and 4,196,123 shares of Common Stock on behalf of certain warrant holders (the "Warrant Holder Shares").

The undersigned has examined all instruments, documents and records that he deemed relevant and necessary for the basis of his opinion hereinafter expressed. In such examination, the undersigned has assumed the genuineness of all signatures and the authenticity of all documents submitted to him as originals and the conformity to the originals of all documents submitted to him as copies.

Based on such examination, and subject to such other limitations hereinabove provided, the undersigned is of the opinion that:

1. The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2. The Warrant Holder shares have been duly authorized and reserved for issuance upon the exercise of the warrants and, when issued upon such exercise in accordance with the terms of the relevant warrant agreements at the price therein provided, will be validly issued and fully paid and nonassessable.

Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligations of the Company: (i) the undersigned has assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it; (ii) such opinions are subject to applicable bankruptcy, insolvency, reorganization, liquidation, receivership, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally; and (iii) such opinions are subject to the general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).


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March 4, 2005

The undersigned hereby consents to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of his name in the Registration Statement and in the related Prospectus under the heading "Legal Matters."

Sincerely,

/s/ Gregory L. Hrncir, Esq.

GREGORY L. HRNCIR, ESQ.


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